Exhibit 99.1

Contact Massa B. Cressall, Investor Relations Phone: (441) 278-0988 Email: mcressall@endurance.bm

ENDURANCE SPECIALTY HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS

PEMBROKE, Bermuda – February 8, 2006 – Endurance Specialty Holdings Ltd. (NYSE:ENH), today reported a net loss of $49.8 million or $0.80 per diluted common share for the fourth quarter of 2005 versus net income of $113.1 million or $1.71 per diluted common share in the fourth quarter of 2004. In the fourth quarter of 2005, Endurance’s operating loss, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, was $45.0 million or $0.72 per diluted common share versus operating income of $108.4 million or $1.64 per diluted common share in the fourth quarter of 2004. For the year ended December 31, 2005, Endurance’s net loss was $220.5 million or $3.60 per diluted common share versus net income of $355.6 million or $5.28 per diluted common share for the year ended December 31, 2004. The operating loss for the year ended December 31, 2005 was $208.3 million or $3.40 per diluted common share versus operating income of $348.4 million or $5.18 per diluted common share for the year ended December 31, 2004.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented, “The insurance industry experienced an unprecedented level of loss in the second half of 2005 as a result of Hurricanes Katrina, Rita and Wilma, and our full year results are clearly dominated by these events. In the final quarter of 2005, we implemented key adjustments to our modeling technology based on the critical lessons we learned and the insights we developed from the 2005 storms. We believe these insights and adjustments, coupled with the successful execution of our capital plan early in the fourth quarter, position us to improve our performance in both good and bad years.”

Gross premiums written were $192.6 million for the quarter ended December 31, 2005 compared to $272.2 million for the fourth quarter of 2004. For the year ended December 31, 2005, Endurance had gross premiums written of $1.7 billion, roughly flat from the gross premiums written in 2004. Earned premiums in the quarter were $407.0 million, a decrease of 1.0% from the fourth quarter of 2004. Reported gross premiums written in the fourth quarter of 2005 did not include $21.2 million in premiums accounted for under the deposit method of accounting.

The combined ratio was 122.0% in the fourth quarter of 2005 compared to 81.6% in the fourth quarter of 2004. The loss ratio was 94.9% in the quarter compared to 53.0% in the fourth quarter of 2004. During the fourth quarter of 2005 the Company incurred losses from Hurricane Wilma and increased net reserves as a result of adverse development of our initial loss estimates for Hurricanes Katrina and Rita. Collectively, our fourth quarter results included a net negative impact of $156 million related to these events, which adversely affected our property catastrophe, property treaty, property individual risk and other specialty lines segments. Our other casualty and specialty segments, which were not impacted by hurricane losses, continued to perform well. The Company also benefited from $64.8 million in net favorable reserve development in the fourth quarter of 2005 from business underwritten in prior years, compared to $25.7 million of favorable reserve development in the fourth quarter of 2004. These favorable developments of prior year losses resulted from lower then expected reported losses.

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Investment income was $51.8 million in the fourth quarter of 2005, an increase of 38.2% from the $37.5 million of investment income in the fourth quarter of 2004, reflecting significant increases in invested assets and investment yields over the past year. For the year ended December 31, 2005, Endurance had net investment income of $181.0 million compared to $122.1 million in 2004. Alternative investments added $2.8 million to investment income in the fourth quarter of 2005 versus $4.9 million in the fourth quarter of 2004.

At December 31, 2005, the Company’s GAAP shareholder’s equity was $1.9 billion or $23.17 per diluted common share versus $27.91 per diluted common share at December 31, 2004.

Total assets were $6.4 billion and cash and invested assets were $5.0 billion, an increase of 25.7% from the quarter ended December 31, 2004. Net operating cash flow was $803.4 million for the year versus $1.2 billion for the year ended December 31, 2004.

Endurance will host a conference call on Thursday, February 9, 2006 at 8:30 AM Eastern to discuss its financial results. The conference call can be accessed via telephone by dialing (800) 289-0508 (toll-free) or (913) 981-5550 (international). Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through February 23, 2006 by dialing (888) 203-1112 (toll-free) or (719) 457-0820 (international) and entering the pass code: 2803064.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of the Company’s financial supplement for the fourth quarter of 2005 will be available on the Company’s website at www.endurance.bm shortly after the release of earnings.

Operating income and operating return on average equity are non-GAAP measures. A reconciliation of these measures to net income is provided on the attached table entitled “Reconciliation”.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A- (Excellent) from A.M. Best, A2 by Moody’s and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, competition, possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, the impact of current regulatory investigations, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Current Report on Form 8-K dated October 3, 2005.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

AT DECEMBER 31, 2005 AND DECEMBER 31, 2004

(in thousands of United States dollars, except per share amounts)

	December 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$468,015	$271,143
Fixed maturity investments available for sale, at fair value	4,323,339	3,578,174
Investments in other ventures, under equity method	161,883	91,036
Premiums receivable, net	575,109	545,352
Deferred acquisition costs	166,720	195,419
Securities lending collateral	408,663	407,527
Prepaid reinsurance premiums	27,132	5,248
Losses recoverable	17,248	12,203
Accrued investment income	33,734	28,378
Intangible assets	65,633	47,107
Deferred tax assets	69,360	16,378
Other assets	35,701	27,873

Total Assets	$6,352,537	$5,225,838

Liabilities
Reserve for losses and loss expenses	$2,603,590	$1,549,661
Reserve for unearned premiums	803,629	897,605
Deposit liabilities	92,523	—
Securities lending payable	408,663	407,527
Reinsurance balances payable	85,281	70,507
Debt	447,092	391,280
Other liabilities	39,216	46,803

Total Liabilities	4,479,994	3,363,383

Shareholders’ Equity
Common shares
Ordinary - 66,139 issued and outstanding (2004 - 61,255)	66,139	61,255
Preferred shares
Series A, non-cumulative - 8,000 issued and outstanding (2004 - nil)	8,000	—
Additional paid-in capital	1,453,722	1,111,633
Accumulated other comprehensive (loss) income	(19,672)	39,473
Retained earnings	364,354	650,094

Total Shareholders’ Equity	1,872,543	1,862,455

Total Liabilities and Shareholders’ Equity	$6,352,537	$5,225,838

Book Value per Common Share
Dilutive common shares outstanding	72,173	66,729
Diluted book value per common share [a]	$23.17	$27.91

Note: All financial information contained herein is unaudited, except the balance sheet and income statement data for the years ended December 31, 2004 and December 31, 2005, which was derived from the Company’s audited financial statements.

[a] Excludes the $200 million liquidation value of the preferred shares.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of United States dollars, except per share amounts)

	Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues
Gross premiums written	$192,632	$272,200	$1,668,877	$1,711,357

Net premiums written	$176,937	$271,714	$1,619,349	$1,697,020
Change in unearned premiums	230,072	139,586	104,345	(64,420)

Net premiums earned	407,009	411,300	1,723,694	1,632,600
Net investment income	51,774	37,462	180,975	122,059

Total revenues	458,783	448,762	1,904,669	1,754,659

Expenses
Losses and loss expenses	386,360	217,858	1,650,943	937,330
Acquisition expenses	78,488	80,452	329,692	329,784
General and administrative expenses	31,862	36,888	148,036	133,725
Amortization of intangibles	1,158	1,220	4,694	3,990
Net foreign exchange losses (gains)	2,786	(2,735)	5,140	214
Net realized losses (gains) on sales of investments	3,310	(754)	8,244	(6,130)
Other underwriting expenses	6,294	—	5,342	—
Interest expense	7,321	4,526	24,210	9,959

Total expenses	517,579	337,455	2,176,301	1,408,872

(Loss) Income before income taxes	(58,796)	111,307	(271,632)	345,787
Income tax benefit	9,025	1,801	51,148	9,797

Net (loss) income	$(49,771)	$113,108	$(220,484)	$355,584

Preferred dividends	(2,720)	—	(2,720)	—

Net (loss) income available to common shareholders	$(52,491)	$113,108	$(223,204)	$355,584

Per share data
Weighted average number of common and common equivalent shares outstanding:
Basic	65,952	61,684	62,029	62,781
Diluted	65,952	66,086	62,029	67,283
Basic (loss) earnings per share	$(0.80)	$1.83	$(3.60)	$5.66

Diluted (loss) earnings per share	$(0.80)	$1.71	$(3.60)	$5.28

Note: All financial information contained herein is unaudited, except the balance sheet and income statement data for the years ended December 31, 2004 and December 31, 2005, which was derived from the Company’s audited financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

	Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
GAAP Ratios
Loss ratio	94.9%	53.0%	95.8%	57.4%
Acquisition expense ratio	19.3%	19.6%	19.1%	20.2%
General and administrative expense ratio	7.8%	9.0%	8.6%	8.2%

Combined ratio	122.0%	81.6%	123.5%	85.8%

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ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

(in thousands of United States dollars)

The following is a reconciliation of the Company’s net income to operating income and operating return on average equity (both of which are non-GAAP measures) for the quarter and year ended December 31, 2005 and 2004:

	Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net (loss) income before preferred dividends	$(49,771)	$113,108	$(220,484)	$355,584
Add (less) after-tax items:
Net foreign exchange losses (gains)	1,692	(3,824)	4,704	(1,238)
Net realized losses (gains) on investments	3,098	(847)	7,459	(5,903)

Operating (loss) income before preferred dividends	(44,981)	108,437	(208,321)	348,443
Preferred dividends	(2,720)	—	(2,720)	—

Operating (loss) income available to common shareholders	$(47,701)	$108,437	$(211,041)	$348,443

Average common equity [a]	$1,615,319	$1,816,640	$1,767,499	$1,753,635

Operating return on average common equity	(3.0)%	6.0%	(11.9)%	19.9%

[a]     Average equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated periods, which excludes the $200 million liquidation value of the preferred shares.

In presenting the Company’s results, management has included and discussed certain non-GAAP measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.

Operating income is an internal performance measure used by the Company in the management of its operations. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. The Company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company’s results of operations in a manner similar to how management analyzes the Company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.

The Company presents return on equity as a measure that it is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

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